                                                               Filed Pursuant to
                                                                  Rule 424(B)(3)
                                                              Reg. No. 333-86109

                          EXCEL SWITCHING CORPORATION

                                 924,458 SHARES

                                  COMMON STOCK

    This prospectus is offering 924,458 shares of our common stock for sale by certain selling stockholders. These selling shareholders acquired their stock in connection with our acquisition of RAScom, Inc. completed on May 10, 1999. RAScom is now a wholly owned subsidiary of Excel.

    We are receiving no proceeds from the sale of the shares offered for sale hereunder. We have agreed to pay the expenses associated with registering these shares but are not paying the expenses incurred by individual selling stockholders. We may suspend the use of this prospectus during periods of time if there then exists material, non-public information relating to Excel that, in our reasonable opinion, would not be appropriate for disclosure.

    Excel's common stock is traded on the Nasdaq National Market under the symbol "XLSW." The last reported sale price of the common stock on the Nasdaq National Market on August 25, 1999 was $36.75 per share.

                            ------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 24, 1999.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED HEREIN OR SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
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
Summary of the Offering and the Company...................................................................          1
Risk Factors..............................................................................................          3
Use of Proceeds...........................................................................................         11
Selling Stockholders......................................................................................         12
Plan of Distribution......................................................................................         17
Legal Matters.............................................................................................         18
Experts...................................................................................................         18
Where You Can Find More Information.......................................................................         18

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                                       i
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                    SUMMARY OF THE OFFERING AND THE COMPANY

    This prospectus is offering 924,458 shares of our common stock for sale by certain selling stockholders. These selling shareholders acquired their stock in connection with our acquisition of RAScom, Inc. completed on May 10, 1999. RAScom is now a wholly owned subsidiary of Excel.

    We are receiving no proceeds from the sale of the shares offered for sale hereunder. We have agreed to pay the expenses associated with registering these shares but are not paying the expenses incurred by individual selling stockholders. We may suspend the use of this prospectus during periods of time if there then exists material, non-public information relating to Excel that, in our reasonable opinion, would not be appropriate for disclosure.

    Excel Switching Corporation is a leading provider of open switching platforms for telecommunications networks worldwide. We develop, manufacture, market and support a family of open, programmable, carrier-class switches that address the complex enhanced services and wireless and wireline infrastructure needs of network providers. Our products offer network providers the flexibility to address multiple market applications and the scalability to deploy a variety of system capacities. Our programmable switching platforms enable network providers to deliver improved networking functionality at a lower cost than purchasing, upgrading or reprogramming traditional, closed, central office switches. Our products are currently deployed in telecommunications networks throughout the world.

    We offer a family of programmable switching platforms that are designed with distributed architecture and open software to maximize performance and provide multiple levels of programmability and redundancy. Our open switching platforms integrate with a wide variety of host computer systems, operating systems and application development environments. Our product family scales from approximately 100 to 30,720 ports. Using our patented Programmable Protocol Language ("PPL"), application developers can customize the switching software to their unique requirements, allowing them to introduce new services and applications rapidly. As customer requirements evolve, our platform can be upgraded without extensive and complex programming changes to the underlying software.

    We sell to a variety of customers in the worldwide telecommunications market. Our customers integrate our open, programmable switching platforms with their product offerings to address a variety of market applications for network providers, ranging from enhanced services such as voice messaging, one number services and prepaid debit cards, to wireless and wireline infrastructure services such as tandem, end-office, mobile switching centers, intelligent base station controllers and wireless local loop.

    Our products and technology are contained within the framework of Open Network Expansion Architecture ("ONE Architecture-TM-") which was introduced in February 1998. Our ONE Architecture provides an open, scalable and cost-effective solution for the telecommunication needs of network providers. ONE Architecture encompasses our existing family of switching products and related embedded software technologies.

    On August 17, 1999, we entered into an agreement with Lucent Technologies, Inc. pursuant to which we agreed to be merged with and into a wholly owned subsidiary of Lucent. Excel will survive the merger as a wholly owned subsidiary of Lucent.

    Consummation of the merger is subject to the satisfaction of various customary conditions, including, among other things,

    - approval of the merger by the stockholders of Excel

    - expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

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    - the receipt by Lucent of a letter from Price Waterhouse Coopers LLP that concurs with the conclusion of Lucent's management that no condition exists that would preclude the merger from being accounted for as a pooling of interests

    - the receipt by Excel of a letter from Arthur Andersen LLP that concurs with the conclusion of Excel's management that no condition exists that would preclude the merger from being accounted for as a pooling of interests

    Upon consummation of the merger with Lucent, each share of Excel common stock then issued and outstanding will be converted automatically into the right to receive 0.558 shares of Lucent common stock. Please see the Report on Form 8-K dated August 17, 1999 and filed with the Commission on August 26, 1999 and which is incorporated by reference in this prospectus. For the list of documents incorporated by reference herein, see "Where You Can Find More Information" on page 18 of this prospectus.

    Our principal executive offices are located at 255 Independence Drive, Hyannis, Massachusetts, 02601 and our telephone number is (508) 862-3000. As used in this prospectus, "we," "us," "our" and "Excel" refer to Excel Switching Corporation, a Massachusetts corporation, and its wholly owned subsidiaries.

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                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO BECOME IMPORTANT FACTORS THAT MAY AFFECT EXCEL.

    IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DRAMATICALLY, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD- LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

    OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY BECAUSE SALES OF OUR PRODUCTS ARE SUBJECT TO DEMAND AND TIMING CONSIDERATIONS OF OUR CUSTOMERS.

    We have experienced significant variations in our operating results on a quarterly and annual basis and anticipate possible fluctuations in our future operating results. Our revenues and operating results have fluctuated considerably from quarter to quarter, typically with higher product orders and revenues in the fourth quarter, and lower revenues in the first quarter. Also, we have historically recognized a large portion of our revenues from sales booked and shipped in the last month of each quarter. Because we operate with little backlog, quarterly revenues depend significantly on orders booked and shipped in that quarter and on sales by our customers to end users. In addition, our expense levels are relatively fixed and are based in significant part, on expectations of future revenue. Consequently, if revenue levels fall below expectations, expense levels could be disproportionately high as a percentage of revenues.

    If any of these fluctuations or variations occur, our operating results may fall below analyst expectations. As a result, the market price of our common stock may decline significantly.

    Our quarterly and annual operating results may also vary due to a number of factors including:

    - the timing and size of product orders;

    - the commercial success of our products;

    - our ability to introduce new products and technologies on a timely basis;

    - the financial stability of our major customers;

    - the timing of new product introductions or announcements by us or our competitors;

    - the availability of adequate supplies of key components and assemblies and the adequacy of third-party manufacturing capabilities;

    - the seasonality of the placement of customer orders;

    - the timing and nature of selling and marketing expenses such as tradeshows and advertising campaigns;

    - the timing of development expenditures and personnel changes;

    - the publication of opinions about us and our products, or our competitors or their products, by industry analysts;

    - customer order deferrals in anticipation of product enhancements or new product offerings by us or our competitors; and

    - customer cancellation of orders and the gain or loss of significant customers, including those due to industry combinations.

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    OUR REVENUES DEPEND UPON SALES TO A RELATIVELY SMALL NUMBER OF CUSTOMERS AND
WE ARE SUSCEPTIBLE TO CHANGES IN OUR RELATIONSHIPS WITH SUCH CUSTOMERS.

    Although our customer base continues to broaden, our operating results in any given period continue to depend to a significant extent upon sales to a small number of customers, and revenues from our largest customers may significantly fluctuate from period to period. None of our customers has entered into a long-term supply agreement with minimum purchase requirements. There can be no guarantee that our principal customers will continue to purchase our products at current levels, if at all, or whether we will be able to replace such purchases with sales to other customers. The loss of one or more major customers could have a negative effect on our business, financial condition and operating results.

    WE FACE SIGNIFICANT COMPETITION FROM OTHER TELECOMMUNICATION EQUIPMENT COMPANIES.

    The market for telecommunications products is highly competitive and subject to rapid technological change. We compete directly and indirectly with other manufacturers of programmable switches, including large, well-established switch and telecommunications equipment manufacturers and, to a lesser extent, systems integrators and application developers whose switches are based on PC card-level products. Many of our current and potential competitors have significantly greater financial, selling and marketing, technical, manufacturing and other resources.

    Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources could easily compete against us in one or more market segments. Increased competition could result in price reductions and loss of market share which would negatively impact our business, financial condition and results of operations. Although we believe that we have certain technological and other advantages over our competitors, realizing and maintaining such advantages will require a continued high level of investment by us in research and product development, marketing and customer service and support. It is not certain that we will have sufficient resources to continue to make such investments or that we will be able to make the technological advances necessary to compete successfully with our existing or new competitors.

    YEAR 2000 ERRORS COULD CAUSE OUR PRODUCTS AND THOSE OF OUR CUSTOMERS TO MALFUNCTION.

    Many existing computer systems and software products do not properly recognize dates after December 31, 1999. The Year 2000 problem could result in miscalculations, data corruption, system failures or disruptions of operations. We have implemented a Year 2000 compliance program designed to ensure that our computer systems and applications will function properly beyond 1999, and expect our date conversion programs to be completed on a timely basis. However, there can be no assurance that Year 2000 errors or defects will not be discovered in our systems or that we will be able to successfully remedy any problems that are discovered.

    If key systems were to fail as a result of Year 2000 problems, we could incur substantial costs and disruption of our business, which would potentially have a negative impact on our business and operating results. In addition, Year 2000 errors or defects in the products or internal systems of our suppliers could negatively impact our business, financial condition and operating results.

    WE DEPEND ON RELATIONSHIPS WITH CUSTOMERS AND THEIR ABILITY TO INTEGRATE OUR PRODUCTS.

    We sell a significant amount of our products to, and maintain strategic relationships with, application developers, original equipment manufacturers and systems integrators which incorporate our products into their services and product offerings. As a result, our product sales are in part dependant upon the continued market acceptance of the service and product offerings of our customers. Also, the delay or failure of a customer's application development program incorporating our products could delay or prevent expected sales of our products. Although we maintain contractual relationships with many of our customers, these contracts do not provide for minimum purchase requirements or require the exclusive purchase of our products. Lack of market acceptance of the service and product offerings of our customers or a customer's decision to market products manufactured by a competitor would have a negative effect on our business, financial condition and operating results.

    Additionally, selling through indirect channels may limit our information concerning the volume of products sold by our customers to end-users, and our ability to forecast revenues accurately, evaluate end-user satisfaction and recognize emerging end-user requirements may be hindered accordingly.

    SALES PURSUANT TO OUR LEASE FINANCING PROGRAM MAY NOT BE ON COMPETITIVE TERMS AND EXPOSE THE COMPANY TO SIGNIFICANT POTENTIAL RECOURSE OBLIGATIONS.

    In March 1999, we entered into an arrangement with a leasing entity to enable our customers to finance the purchase of our equipment. Under the terms of this arrangement, as amended, we have a recourse obligation in the amount of the greater of $1,000,000 or 20% of the aggregate net book value of annual equipment sales financed. In addition, we have a 100% recourse obligation for contracts funded for customers with certain credit ratings, as determined by the leasing entity. It is not certain that the financing alternative provided by this relationship will be on terms that are competitive with the financial offerings of our competitors. It is not certain we will continue to offer such financing alternatives in the future. Since we are obligated to guarantee the payments to the leasing entity, the default by one or more customers of their payment obligations to the leasing entity under this program may have a negative impact on our business, financial condition and operating results. In addition, such default may have an adverse impact on our ability to continue to offer such alternative financing to our customers.

    WE DEPEND HEAVILY ON SINGLE AND SOLE SOURCE SUPPLIERS AND THIRD-PARTY MANUFACTURERS AND ARE THEREFORE DEPENDENT ON THEIR FUTURE VIABILITY.

    We currently purchase many key components from single or sole source suppliers. If the components from such suppliers should become unavailable for any reason, we could experience delays in our product shipments or we may be required to redesign our products or stop providing such applications with our products. Because we do not have long-term contracts with our suppliers, it is uncertain whether they will continue to be able to produce these components or to meet our requirements. Any significant interruption in the supply, or degradation in the quality, of any such component could cause sales to decrease, market share to be lost permanently, and could result in significant expenses to obtain alternative sources of supply with the necessary attributes.

    Although we generally require our customers to submit quarterly forecasts of their needs, our customers frequently require rapid delivery after the placement of a purchase order. Because we do not maintain significant component inventories, a delay in a shipment by a supplier could lead to lost sales. If orders vary from forecasts, we may experience excess or inadequate inventory of certain materials and components. Any shortages could result in delays of fulfillment of customer orders. Such delays and shortages could have a negative effect on our business, financial condition and operating results.

    THE EVOLVING MARKET FOR TELECOMMUNICATIONS SERVICES PRODUCES RAPID TECHNOLOGICAL CHANGE AND COMPETITORS MAY ADAPT MORE QUICKLY TO THESE CHANGES.

    The global telecommunications marketplace is evolving and it is difficult to predict its potential size or future growth rate. Our future success depends on continued growth in the market for telecommunications services. Telecommunications applications and infrastructure needs may emerge for which our products are not designed and if this market grows more slowly or in a different direction than we currently anticipate, our business, financial condition and operating results could be negatively affected.

    The telecommunications equipment market is also characterized by rapid change, evolving industry standards and emerging technologies. Our position in this market could rapidly erode due to unforeseen changes in competing products. Our growth and future results depend in part on our ability to respond to these changes by enhancing our existing products and developing and introducing new products and features. Failure on our part to respond to rapidly changing technologies could negatively impact our business, financial condition and operating results.

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    WE ARE SUSCEPTIBLE TO RISKS RELATING TO THE DISRUPTION OF OUR ONGOING
BUSINESS AND THE DIVERSION OF MANAGEMENT RESOURCES IN CONNECTION WITH RECENT AND FUTURE ACQUISITIONS.

    In the past, we have pursued the acquisition of other companies, assets, products and technologies. Acquisitions may disrupt our ongoing business and distract management. Acquisitions also involve many operating risks that could negatively impact our operating results, and we may lack experience in the businesses we acquire. Because we have limited experience integrating acquired companies and technologies into our operations, we may not be able to manage present and future acquisitions successfully or integrate the operations, products or personnel gained through such acquisitions without a negative effect on our business, financial condition and operating results.

    WE MAY EXPERIENCE DIFFICULTY INTEGRATING RECENT ACQUISITIONS.

    Having recently acquired assets, products and technology from companies such as RAScom, Inc., Phoenix Wireless Technologies, Inc. and Intercall Communications & Consulting, Inc., the successful integration of the operations, personnel and product lines of these companies is important to the future financial performance of the combined enterprise. Realization of potential benefits from these acquisitions may not occur unless the products, technologies and personnel of these acquisitions are successfully combined and integrated with our operations in a timely and efficient manner. The diversion of the attention of management, and any difficulties encountered in the transition process, could have a negative impact on the revenues, financial condition and operating results of the combined enterprise. We may not be able to successfully integrate these companies and their services and products into our operations. The inability of management to successfully integrate the operations of the companies could have a negative effect upon our business, financial condition and operating results.

    WE MAY EXPERIENCE DIFFICULTY OF INTEGRATING THE PRODUCT LINES OF RECENT ACQUISITIONS.

    As part of our product plans following our recent acquisitions, we expect to be integrating the products of our recent acquisitions with our programmable switching technology for the enhanced services and wireless and infrastructure markets, as well as for small- and medium-sized Internet Service Providers. The integration of these product offerings can be costly, and result in unanticipated delays or difficulties with product integration, and require further development expenses and further expenditures for sales and marketing campaigns associated with advertising the new, complementary product offerings. There is no assurance that development teams can be successfully assimilated with our engineering personnel, or that engineering personnel will continue to remain with us following the acquisition. We also have no assurance that our existing customers will purchase the new product lines, once integrated, or that we will be able to attract new customers with the added product capabilities. While our management believes the combined technologies enhance our existing product offerings and expand our addressable markets, delays or difficulties associated with this product integration or the loss of key engineering personnel could have a negative effect on our business and operating results.

    WE ARE SUSCEPTIBLE TO UNCERTAINTIES RELATING TO THE INTEGRATION OF OPERATIONS WITH THOSE OF RECENT ACQUISITIONS.

    We believe that recent acquisitions will result in long-term strategic benefits. However, the realization of these benefits will depend on whether our management can integrate our operations with those of the acquisitions in an efficient and effective manner. Among other things, we must integrate our respective products, technologies, distribution channels and key personnel. Furthermore, we must coordinate our collective sales, marketing and research and development efforts. The difficulties of integrating recent acquisitions may be increased by the need to coordinate organizations with distinct cultures and widely dispersed operations. The effective integration of the various operations will depend on our ability to attract and retain key management, sales, marketing and research and development personnel. The integration of operations following the acquisition will require significant attention of management and thus may distract attention from our other day-to-day operations.

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    WE NEED TO INTEGRATE AND RETAIN KEY EMPLOYEES OF RECENT ACQUISITIONS.

    The successful integration of our recent acquisitions is dependent on the retention and integration of the key management, sales, marketing, engineering and other technical employees of the acquired companies. In the period since the completion of the RAScom acquisition, some key personnel have left. Competition for qualified personnel in the telecommunications industry is very intense. Competitors can offer compensation packages that include equity compensation and other incentives that make it difficult for us to compete in hiring qualified personnel. In addition these competitors may recruit other key employees during the integration phase following these acquisitions. The loss of these key personnel and the failure to hire qualified replacements could have a negative effect on our business, financial condition and operating results.

    OUR RECENTLY ANNOUNCED MERGER WITH LUCENT TECHNOLOGIES, INC. MAY NOT BE CONSUMMATED.

    On August 17, 1999, we signed a definitive agreement with Lucent Technologies, Inc. pursuant to which Excel will be merged with and into a wholly owned subsidiary of Lucent. Upon completion of the merger, Excel will survive as a wholly owned subsidiary of Lucent. Upon consummation of the merger with Lucent, each share of Excel common stock then issued and outstanding will be converted automatically into the right to receive 0.558 shares of Lucent common stock.

    There is no guarantee that the merger with Lucent will be consummated, or if it is consummated, there is no guarantee that it will be on the same terms as currently negotiated. Several conditions must be met in order for the merger to be consummated. These conditions include, among others, the following:

    - approval of the merger by the stockholders of Excel

    - expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

    - the receipt by Lucent of a letter from Price Waterhouse Coopers LLP that concurs with the conclusion of Lucent's management that no condition exists that would preclude the merger from being accounted for as a pooling of interests

    - the receipt by Excel of a letter from Arthur Andersen LLP that concurs with the conclusion of Excel's management that no condition exists that would preclude the merger from being accounted for as a pooling of interests

    There is no guarantee that any of these conditions will be met. The failure to meet any one of the conditions precedent to the consummation of the merger may delay consummation of the merger or may cause its termination. The failure to consummate the merger would have a negative affect on our business, financial condition and operating results and will result in a dramatic decrease in the trading price of our stock.

    In addition, the failure to consummate the merger in a timely fashion would delay expected product, personnel and technology integration and would have a negative effect on our business, financial condition and operating results. Our business may also be negatively effected as a result of (i) delays, reductions or cancellations or changes in the terms or timing of product orders or product implementations by our customers, (ii) attrition of our employees, (iii) litigation brought or threatened against us, any of our principal stockholders or a member of our Board of Directors, and (iv) the refusal by any of our suppliers to continue to do business with us, each as a result of the proposed merger with Lucent or the announcement of such proposed merger.

    MANY OF OUR CUSTOMERS AND SUPPLIERS ARE COMPETITORS OF LUCENT AND MAY TERMINATE THEIR RELATIONSHIP WITH US PRIOR TO CONSUMMATION OF THE MERGER.

    Many of our customers and suppliers are also competitors of Lucent. Prior to consummation of the merger, such customers and suppliers may terminate their relationship with us. The loss of such customers and suppliers and the failure to replace them may have a negative effect on our business, financial condition and results of operations.

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    OUR MANAGEMENT RESOURCES MAY BE DIVERTED IN CONSUMMATING THE MERGER AND
INTEGRATING OPERATIONS.

    Consummation of the merger and the integration of our products, personnel and technology with Lucent will require the devotion of significant management resources. As our management team has limited experience with consummating a merger of this kind and integrating the operations of two companies, significant additional resources may have to be devoted to such endeavors. The diversion of management resources away from the day to day operations of the business may have a negative affect on our business, financial condition and results of operations.

    OUR TRADING PRICE NOW TRENDS WITH LUCENT'S TRADING PRICE AND AN ASSESSMENT BY THE MARKET OF WHETHER THE MERGER WILL BE COMPLETED.

    As each issued and outstanding share of Excel common stock is to be exchanged into a fixed number of shares of Lucent common stock in connection with the merger, our stock price trends directly with the trading price of Lucent's common stock. The price of Lucent common stock may be affected by factors different from those that may affect the price of our common stock. A decline in the trading price of Lucent's common stock would have a negative effect on our trading price and may have a negative effect on our business, financial condition and results of operations. A decline in the trading price of Lucent's common stock may also impact the consummation of the merger. Lucent's trading price on the date of consummation of the merger may be less than it is on the date of this prospectus. Factors that may affect both the trading price of Lucent common stock and Excel common stock include the following:

    - changes in the business, operations or prospects of Lucent

    - market assessments of the likelihood that the merger will be completed

    - the timing of the completion of the merger

    - the prospects of post-merger operations

    - regulatory considerations

    - general market and economic conditions

    OUR SALES TO END-USERS ARE SUBJECT TO A VARIETY OF RISKS DUE TO OUR LIMITED EXPERIENCE IN DISTRIBUTING DIRECTLY TO END-USERS.

    We intend to increase the volume of sales to end-users over the next several periods. Although our products have historically been distributed through indirect channels to end-users, we have limited experience in distributing directly to and directly supporting end-users. Sales to end-users are subject to a variety of risks, including increased costs to promote and market the products; increased costs to install and integrate products and support the customer base; increased warranty obligations and a longer sales cycle. Sales to end-users may also involve significant acceptance, performance and other milestone criteria, which may impact the timing of the revenue recognition. The installation of a complete system involves the integration of our product with various third-party equipment and applications. Difficulties or delays in integration may result in delays in market acceptance and sales, diversion of development and management resources, injury to our reputation or increased service and warranty costs, any of which could have a negative affect on our business, financial condition and operating results.

    Sales to end-users may require us to provide additional third-party components and software applications. The inability to obtain sufficient supplies of these components and applications could result in delays or reductions in product shipments which could negatively affect our business, financial condition and operating results.

    In order to meet the needs of network providers, we may be required to further develop or enhance our existing product offerings or acquire additional products and technologies from third parties. Such new

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products or enhancements may require us to obtain additional technical certification in telecommunications networks. Delays in product development and certification could negatively impact our business, financial condition and operating results.

    WE DERIVE MOST OF OUR REVENUES FROM OUR CONCENTRATED PRODUCT FAMILY.

    We currently derive substantially all of our revenues from our family of open, programmable switching platforms. Any decrease in the overall level of sales of our switching platforms, due to product developments by our competitors or a decline in the demand for our products, could have a negative effect on our business, financial condition and operating results.

    WE MAY EXPERIENCE DIFFICULTIES IN THE DEVELOPMENT AND INTRODUCTION OF OUR NEW PRODUCTS.

    We intend to continue to invest in product and technology development, but we may experience difficulties that could delay or prevent the successful development, introduction or marketing of such new products and enhancements. It is not known whether our new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Announcements of currently planned or other new product offerings by us or our competitors may cause customers to defer or cancel the purchase of our existing products. Any inability on our part to develop new products or enhancements to existing products on a timely basis, or the failure of such new products or enhancements to achieve market acceptance, could have a negative impact on our business, financial condition and operating results.

    The development of new, technologically advanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires us to manage successfully the transition from older products. It is not certain that we will successfully develop, introduce or manage the transition to new products. Furthermore, such new products may contain undetected or unresolved errors when they are first released. Errors found in any new products or upgrades after the commencement of commercial shipment could have a negative impact on our business, financial condition and operating results.

    SIGNIFICANT GROWTH AND EXPANSION PLACE SIGNIFICANT DEMANDS ON OUR MANAGEMENT AND KEY PERSONNEL AND WILL REQUIRE US TO HIRE ADDITIONAL EMPLOYEES.

    We have experienced growth in revenues and expansion of our operations which have placed significant demands on our management, engineering staff and facilities. We believe that further improvements in management and operational controls are needed, and will continue to be needed, to manage any further growth. Continued growth will also require us to hire more engineering, selling and marketing and administrative personnel, expand customer management information systems and improve our inventory management practices.

    While we believe that our current and planned facilities are adequate to meet our immediate needs, future growth may require us to obtain additional or alternative facilities. Due to the limited supply of suitable additional or alternative office and manufacturing space in the Cape Cod, Massachusetts area, there can be no assurance that such space can be leased or acquired without the need for substantial renovations. Relocation of any segment of our operation may disrupt business and have a negative impact on our business, financial condition and operating results. Additionally, the local permitting and variance procedures for the renovation or construction of buildings in the Cape Cod area is more onerous than similar procedures in metropolitan areas. Thus, we may be required to devote significant resources in the future to the permitting and renovation of additional facilities or in relocating some or all of our facilities.

    Our success depends to a significant degree upon the continuing contributions of our key management, engineering, selling and marketing and manufacturing personnel, with whom we do not have employment contracts. The loss of the services of any key employee, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could have a negative impact on our business, financial condition and operating results. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel, and it is not certain we will be able to attract and retain the necessary personnel in the future.

    OUR SUCCESS DEPENDS ON OUR ABILITY TO EXPAND AND MANAGE OUR INTERNATIONAL OPERATIONS.

    Direct sales attributable to customers located outside of the United States represented approximately 8% and 11% of our revenues in 1997 and 1998, respectively. We intend to further expand our operations outside the United States and enter additional international markets, which will require significant management attention and financial resources. International sales are subject to a variety of risks, including:

    - difficulties in establishing and managing our relationships with international distributors

    - difficulties in servicing and supporting products sold outside of the United States

    - difficulties in translating products and related materials into foreign languages

    - difficulties in collecting accounts receivable

    - staffing and managing personnel

    - difficulties in enforcing intellectual property rights abroad

    - fluctuations in exchange rates

    - tariffs and trade barriers

    - changes in import/export duties and quotas

    - political, social, and economic conditions in international markets

    - seasonal fluctuations in international sales

    These factors may have a negative effect on our future international sales and, consequently, on our business, financial condition and operating results.

    OUR SALES CYCLE IS LENGTHY AND MAY BE SUBJECT TO UNCONTROLLABLE DELAYS.

    The time between the date of initial contact with a potential customer and large-scale commercialization of a new customer application or system based on our products is often lengthy, typically ranging from 12 to 24 months or more, and is subject to delays over which we have little or no control. Although we attempt to develop our products in a timely manner so as to facilitate the time to market of our customers' products, the timing of delivery of new customer applications or services based on our products is primarily dependent on such customer's own internal development program. Delays can also be caused by late deliveries by other vendors, changes in implementation priorities and slower than anticipated growth in demand for the services that our products support. A delay in, or cancellation of, the sale of our products could have a negative effect on our business, financial condition and operating results and cause our operating results to vary significantly from quarter to quarter.

    OUR PROPRIETARY RIGHTS ARE PROTECTED BY MEASURES THAT MAY BE INADEQUATE.

    We generally rely upon patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual restrictions to establish and protect our proprietary rights. These protections may be inadequate, and our competitors may independently develop or duplicate technologies that are similar to our technology. In addition, the laws of certain countries in which our products are sold do not protect our products and intellectual property rights to the same extent as the laws of the United States.

    It is possible that third parties will assert infringement or misappropriation claims against us in the future with respect to current or future products. Litigation to defend and enforce our intellectual property rights could result in substantial costs and diversion of resources and could have a negative impact on our business, financial condition and operating results, regardless of the outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights, we may not be successful in doing so and the steps taken by us in this regard may not be adequate to deter misappropriation or independent third-party development of our technology or prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology.

    WE MUST COMPLY WITH A SIGNIFICANT NUMBER OF REGULATIONS AND EVOLVING INDUSTRY STANDARDS.

    The market for our products is characterized by the need to meet a significant number of evolving communications regulations and standards, both in the United States and abroad. The failure of our products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could delay the introductions of our products. Furthermore, the enactment of new laws or regulations, or changes in the interpretation of existing laws or regulations could negatively affect our customers, and thereby negatively affect our business, financial condition and operating results.

USE OF PROCEEDS

    Excel will not receive any of the proceeds from the sale of any of the shares being offered and sold by the selling stockholders pursuant to this prospectus. See "Selling Stockholders" and "Plan of Distribution". The principal purpose of this offering is to effect an orderly disposition of the shares of common stock of Excel being offered and sold from time to time by the selling stockholders.

SELLING STOCKHOLDERS

    The following table sets forth as of July 9, 1999, the following:

    (i) the name of each selling stockholder,

    (ii) the number of shares of common stock and the percentage of outstanding common stock beneficially owned by each such selling stockholder before this offering,

   (iii) the number of shares that each selling stockholder may offer and sell pursuant to this prospectus, and

    (iv) the number of shares of common stock and the percentage of outstanding common stock beneficially owned by each such selling stockholder after this offering.

    The shares registered pursuant to this prospectus may be offered from time to time by any of the selling stockholders named below or by those individuals and entities to which they may transfer or distribute the shares. See "Plan of Distribution."

    Except as described below, each of the selling stockholders has sole voting and investment power with respect to the shares beneficially owned by them. In addition, except as described below, none of the selling stockholders has had any material relationship with Excel or any of its predecessors or affiliates within the past three years. This information was compiled solely from representations received from each of the selling stockholders.

    Since each selling stockholder may sell all, some or none of their shares registered under this prospectus, no estimate can be made of the aggregate number or percentage of shares of common stock that each selling stockholder will beneficially own upon completion of this offering. Thus, we have assumed that the selling stockholders will sell all of the shares of common stock registered for them under this prospectus.

    In calculating the percentage of shares beneficially owned by each selling stockholder after completion of the offering, we have based our calculations on the fact that as of August 17, 1999, a total of 36,946,110 shares of common stock were outstanding.

                                          NUMBER OF
                                     SHARES BENEFICIALLY                   NUMBER OF SHARES
                                       OWNED PRIOR TO                     BENEFICIALLY OWNED
                                        OFFERING (A)       NUMBER OF      AFTER OFFERING (A)
                                     -------------------    SHARES     ------------------------
NAME                                  NUMBER      PERCENT   OFFERED     NUMBER        PERCENT
-----------------------------------  --------     ------   ---------   --------     -----------

Philip Arrigo......................       129(1)    *           116          13         *
Frances Arrigo

Kathy Barrie.......................       160(2)    *            13         147         *

Michael Barza......................     7,684       *         6,916         768         *

Jeffery Basile (3).................     3,484(4)    *         3,136         348         *

Margo Bik..........................     2,871(5)    *         2,584         287         *
Nicholas Bik

Chris Carroll......................       888       *           869          19         *

R. Stephen Cheheyl.................     2,740       *         2,466         274         *

Steven Churchill...................       155       *           155           0         *

Arnold Denton......................        82       *            76           6         *

Richard Desmarais..................       259       *           259           0         *

Geoffrey Devine....................     2,656       *         2,390         266         *

                                          NUMBER OF
                                     SHARES BENEFICIALLY                   NUMBER OF SHARES
                                       OWNED PRIOR TO                     BENEFICIALLY OWNED
                                        OFFERING (A)       NUMBER OF      AFTER OFFERING (A)
                                     -------------------    SHARES     ------------------------
NAME                                  NUMBER      PERCENT   OFFERED     NUMBER        PERCENT
-----------------------------------  --------     ------   ---------   --------     -----------
C.W. Dick..........................   182,683(6)    *         1,627     181,056         *

Kevin Dick.........................       259       *           233          26         *

Daniel Donahue.....................       374       *           374           0         *

Peter Dumas........................       445       *           445           0         *

Gerald Friesen.....................     4,974       *         4,477         497         *

Patrick Gablosky...................        60       *            60           0         *

Aaron Galvin (7)...................    16,459(8)    *        14,453       2,006         *
Frayda Galvin

Mark Galvin (9)....................   179,908(10)   *       159,758      20,150         *

Joseph C. Genovese (11)............     4,324       *         3,892         432         *

Stefan Gieseler (12)...............     3,969(13)   *         1,894       2,075         *

Antonio Gonzalez...................        22       *            22           0         *

Robert Grochmal....................       445       *           400          45         *

Robert Grochmal....................       667(14)   *           600          67         *
Debra Grochmal

Rubin Gruber.......................     4,621       *         4,069         552         *

Richard Hannapel...................       167(15)   *            58         109         *

Marcia Haskell.....................     1,126(16)   *           200         926         *

Allen Hauf (17)....................     8,998(18)   *         5,510       3,488         *

John Helle.........................        76       *            76           0         *

Donald Jette.......................       278       *           278           0         *

Robert Jungkman....................       166       *           166           0         *

Gilbert Kaufman (19)...............     5,922(20)   *         2,665       3,257         *

Joseph Keelan......................        66       *            59           7         *

Dennis Kirshy......................     6,820       *         6,138         682         *

Allan Kline........................     3,274       *         2,947         327         *

Peter Livingstone..................       389       *           350          39         *

Lance Lee..........................       189       *           189           0         *

Edward Los.........................     1,502(21)   *           411       1,091         *

Warren Maxwell.....................       250       *           225          25         *

Dennis McCracken...................     2,070       *         2,070           0         *

Leigh Michl........................   181,217(22)   *           308     180,909         *

Steve Mulawski.....................     3,786(23)   *         1,561       2,225         *

Thomas Mullaney....................       482       *           434          48         *

Harry Newton.......................     8,974       *         4,477       4,497         *

Rodger Nordblom....................    15,286       *        13,757       1,529         *

                                          NUMBER OF
                                     SHARES BENEFICIALLY                   NUMBER OF SHARES
                                       OWNED PRIOR TO                     BENEFICIALLY OWNED
                                        OFFERING (A)       NUMBER OF      AFTER OFFERING (A)
                                     -------------------    SHARES     ------------------------
NAME                                  NUMBER      PERCENT   OFFERED     NUMBER        PERCENT
-----------------------------------  --------     ------   ---------   --------     -----------
Naresh Parmar......................     1,023(24)   *           477         546         *

Louis Piazza.......................       997       *           897         100         *

Ronald Pullis......................       445       *           400          45         *

Joseph Reilly......................       129       *           116          13         *

Peter Rood (25)....................     4,954(26)   *           808       4,146         *

Mitchell Sayare....................     5,079(27)   *         4,571         508         *
Susan Whitehead

James Schwalbe.....................     4,824(28)   *         2,381       2,443         *

Reid Simpson.......................     1,720(29)   *           367       1,353         *

Kevin Smith (30)...................     5,426(31)   *         4,883         543         *
Kathryn Smith

Kenneth Stess (32).................     8,525(33)   *           308       8,217         *

Cassie Dalton Stess Trust (34).....       445       *           400          45         *

Brian Swoger.......................       467       *           467           0         *

Kim Ward...........................       376(35)   *            25         351         *

Michael Wood.......................     1,235(36)   *           481         754         *

Terry Young........................       289       *           260          29         *

Charles River Partnership VII         180,875       *       162,787      18,088         *
  (37).............................

HarvourVest Partners V--Direct Fund   216,630       *       194,967      21,663         *
  L.P..............................

Interstock Anstalt.................     3,425       *         3,082         343         *

Le Serre (38,39)...................   184,492       *         3,255     181,237         *

PCC Transfer Limited Partnership       72,350       *        65,115       7,235         *
  (40).............................

Pioneer Ventures Limited              108,525       *        97,672      10,853         *
  Partnership II (41)..............

SVE Star Ventures Enterprises No.      83,872       *        75,485       8,387         *
  V................................

SVM Star Ventures Management GmbH      18,896       *        17,006       1,890         *
  Nr. 3 & Co. Beteiligungs KG......

The MHF Sylvan Fund................    16,374       *        14,737       1,637         *

Waterline Capital, LLC.............    22,609       *        20,348       2,261         *

TOTAL..............................  1,062,713(42)  2.9%    924,458     138,255(43)     *

------------------------

*   Less than 1%

(A) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"). Beneficial ownership includes options to purchase common stock exercisable as of July 9, 1999 and options to purchase common stock that will become exercisable within 60 days of July 9, 1999 ("presently exercisable stock options"). Presently exercisable stock options are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

1 Philip Arrigo and Frances Arrigo share voting and investment power with respect to all of such shares.

2 Includes 146 shares of common stock issuable pursuant to presently exercisable stock options.

3   Former Vice President of Finance and Administration for RAScom, Inc.

4 Mr. Basile has sole voting and investment power with respect to 1,104 of such shares and shared voting and investment power with respect to 2,380 of such shares.

5 Margo Bik and Nicholas Bik share voting and investment power with respect to all of such shares.

6 Mr. Dick has sole voting and investment power with respect to 1,808 of such shares and has shared voting and investment power with respect to 180,875 of such shares. Mr. Dick disclaims beneficial ownership of 180,875 of such shares. Mr. Dick is a Manager of PCC Transfer GP, LLC, the general partner of PCC Transfer Limited Partnership. PCC Transfer Limited Partnership is the owner of 72,350 shares of common stock. Mr. Dick is also Vice President of Pioneer Management SBIC Corp., the general partner of Pioneer Ventures Management, L.P. which is the general partner of Pioneer Ventures Limited Partnership II. Pioneer Ventures Limited Partnership II is the owner of 108,525 shares of common stock.

7 Aaron and Frayda Galvin are the parents of Mark Galvin, former President and CEO of RAScom and currently a Vice President of Excel.

8 Aaron Galvin and Frayda Galvin share voting and investment power with respect to 16,059 of such shares and Frayda Galvin has sole voting power with respect to 400 of such shares.

9   Former President and CEO of RAScom. Currently a Vice President of Excel.

10 Includes 2,399 shares of common stock issuable pursuant to presently exercisable stock options.

11 Worked as a contract engineer with both Excel and RAScom prior to the Merger.

12 Mr. Gieseler is the General Manager of RAScom GmbH, a wholly owned subsidiary of RAScom, Inc.

13 Includes 1,864 shares of common stock issuable pursuant to previously exercisable stock options.

14 Robert Grochmal and Debra Grochmal share voting and investment power with respect to all of such shares.

15 Includes 103 shares issuable pursuant to presently exercisable stock options.

16 Includes 904 shares issuable pursuant to presently exercisable stock options.

17  Former Vice President and Director of Marketing for RAScom.

18 Includes 2,876 shares issuable pursuant to presently exercisable stock options.

19  Vice President of Engineering for RAScom

20 Includes 2,961 shares issuable pursuant to presently exercisable stock options.

21 Includes 1,058 shares issuable pursuant to presently exercisable stock options.

22 Leigh Michl has sole voting and investment power with respect to 342 of such shares and has shared voting and investment power with respect to 180,875 of such shares. Leigh Michl disclaims beneficial ownership of 180,875 of such shares. Leigh Michl is a Manager of PCC Transfer GP, LLC, the general partner of PCC Transfer Limited Partnership. PCC Transfer Limited Partnership is the owner of 72,350 shares of common stock. Leigh Michl is also Vice President of Pioneer Management SBIC

    Corp., the general partner of Pioneer Ventures Management, L.P. which is the general partner of Pioneer Ventures Limited Partnership II. Pioneer Ventures Limited Partnership II is the owner of 108,525 shares of common stock.

23 Includes 2,051 shares issuable pursuant to presently exercisable stock options.

24 Includes 493 shares issuable pursuant to presently exercisable stock options.

25  Former Vice President of Operations for RAScom.

26 Includes 4,056 shares issuable pursuant to presently exercisable stock options.

27 Mr. Sayare and Ms. Whitehead share voting and investment power with respect to all of such shares.

28 Includes 2,178 shares issuable pursuant to presently exercisable stock options. Of the 2,646 shares already issued, Mr. Schwalbe has sole voting power with respect to all of such shares, has sole investment power with respect to 1,780 of such shares and has shared investment power with respect to 866 of such shares.

29 Includes 1,312 shares issuable pursuant to presently exercisable stock options.

30 Mr. Smith is the brother-in-law of Mr. Galvin, the former President and CEO of RAScom and currently a Vice President of Excel.

31 Mr. Smith and Ms. Smith share voting and investment power with respect to all of such shares.

32  Vice President of Sales for RAScom.

33 Includes 8,183 shares issuable pursuant to presently exercisable stock options.

34  Mr. Kenneth Stess is the trustee of the Cassie Dalton Stess Trust.

35 Includes 348 shares issuable pursuant to presently exercisable stock options.

36 Includes 701 shares issuable pursuant to presently exercisable stock options.

37 Mr. Michael Zak, a general partner of the entity that is the general partner of Charles River Partnership VII was a member of the board of directors of RAScom from March 1996 until May 10, 1999.

38 Le Serre has sole voting and investment power with respect to 3,617 of such shares and has shared voting and investment power with respect to 180,875 of such shares. Le Serre disclaims beneficial ownership of 180,875 of such shares. Mr. Frank Polestra is the general partner of Le Serre. Mr. Polestra is a Manager of PCC Transfer GP, LLC, the general partner of PCC Transfer Limited Partnership. PCC Transfer Limited Partnership is the owner of 72,350 shares of common stock. Mr. Polestra is also President of Pioneer Management SBIC Corp., the general partner of Pioneer Ventures Management, L.P. which is the general partner of Pioneer Ventures Limited Partnership II. Pioneer Ventures Limited Partnership II is the owner of 108,525 shares of common stock.

39 Mr. Polestra, a general partner of Le Serre was a member of the board of directors of RAScom until May 10, 1999.

40 Mr. Polestra, a Manager of PCC Transfer GP, LLC, the general partner of PCC Transfer Limited Partnership was a member of the board of directors of RAScom until May 10, 1999.

41 Mr. Polestra, President of Pioneer Management SBIC Corp., the general partner of Pioneer Ventures Management, L.P. which is the general partner of Pioneer Ventures Limited Partnership II was a member of the board of directors of RAScom until May 10, 1999.

42 Includes 31,633 shares issuable pursuant to presently exercisable stock options and disclaims beneficial ownership where applicable.

43 Includes 31,633 shares issuable pursuant to presently exercisable stock options and disclaims beneficial ownership where applicable.

PLAN OF DISTRIBUTION

    The shares of common stock of Excel offered under this prospectus may be sold from time to time by or for the account of any of the selling securityholders or by those individuals and entities to whom they pledge, donate, distribute or transfer their shares or other successors in interest.

    The selling securityholders received the shares of common stock offered under this prospectus from Excel in connection with our acquisition of RAScom completed on May 10, 1999. In connection with that acquisition, RAScom retained NationsBanc Montgomery Securities LLC as its investment banker. Excel paid $750,000 to NationsBanc Montgomery Securities LLC for services rendered to RAScom in connection with the acquisition.

    Excel will not receive any of the proceeds from the sale of these shares by the selling securityholders. Excel is paying the expenses of registering these shares for offer and sale by the selling stockholders. Such expenses include, but are not limited to, legal fees, accounting fees, various filing fees and other expenses incident to registering these shares. Excel is not paying any expenses incurred by the selling stockholders. Such expenses may include, but are not limited to, underwriting or brokerage commissions and the fees and expenses of their counsel or other advisers. Excel has agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, and the Securities Exchange Act of 1934 arising in connection with this prospectus.

    The distribution of the shares of common stock of Excel offered under this prospectus by the selling securityholders is not subject to any underwriting agreement. The shares may be sold under this prospectus directly to purchasers by the selling securityholders in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchasers; block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal; transactions in which a broker or dealer purchases as principal for resale for its own account; or through underwriters or agents. The shares of common stock of Excel offered under this prospectus may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or the purchasers of the shares. Each selling stockholder will be responsible for payment of any and all commissions to brokers.

    The selling securityholder may also loan or pledge the shares registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares using this prospectus.

    If and when any of the shares covered by this prospectus qualifies for sale under Rule 144 under the Securities Act, they may be sold under Rule 144 rather than under this prospectus.

    Any selling securityholder and any broker-dealer, agent or underwriter that participates with the selling securityholder in the distribution of the shares of common stock of Excel offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    The selling securityholders are not restricted as to the price or prices at which they may sell the shares of common stock of Excel offered under this prospectus. Sales of such shares at less than the market price may depress the market price of Excel's securities. Moreover, the selling securityholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also depress the market price of Excel's securities.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock of Excel offered under this prospectus may not simultaneously engage in market making activities with respect to the shares for a period of time prior to the commencement of such distribution. In addition, each selling securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, but not limited to, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling securityholder.

    There is no assurance that any selling securityholder will sell any or all of the shares described in this prospectus and may transfer, devise or gift such securities by other means not described in this prospectus.

    Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by Excel.

    Excel is permitted to suspend the use of this prospectus in connection with sales of the shares of common stock of Excel offered under this prospectus by holders during periods of time if there then exists material, non-public information relating to Excel which, in the reasonable opinion of Excel, would not be appropriate for disclosure at that time.

    Excel will use all commercially reasonable efforts to cause this prospectus to remain effective until May 10, 2000 unless earlier terminated as a result of the acquisition of Excel by Lucent.

LEGAL MATTERS

    The validity of the shares of common stock of Excel offered hereby will be passed upon by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

EXPERTS

    The consolidated financial statements of Excel incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    Excel files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." Our website is located at "http://www.xl.com." Information contained on our website is not part of this prospectus.

    The SEC allows Excel to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents previously filed with the SEC, including Excel's annual, current and quarterly reports. The information incorporated herein by reference is considered to be part of this document, except to the extent such information is modified or superseded by information provided herein. Any information that we file later with the SEC, specifically those documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will automatically update and supersede the information in this Prospectus:

    The following documents have been filed by Excel with the SEC (File No. 0-23263):

    1.  Annual report on Form 10-K for the year ended December 31, 1998;

    2. Excel's proxy statement, filed on April 9, 1999, for the annual meeting of shareholders for the fiscal year ended December 31, 1998;

    3. Quarterly reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, filed with the Commission on May 18, 1999 and August 16, 1999 respectively;

    4. Excel's Current Report on Form 8-K, dated April 15, 1999 and filed April 23, 1999 announcing the signing of the RAScom acquisition.

    5. Excel's Current Report on Form 8-K dated May 10, 1999 and filed May 25, 1999, announcing the completion of the RAScom acquisition; as amended by Amendment No. 1 filed July 23, 1999 providing pooled financial statements of RAScom and Excel as if the two entities had operated as one since inception; as further amended by Amendment No.2 filed July 29, 1999 providing additional financial information; and all as further amended by Amendment No.3 filed August 27, 1999 updating certain of the financial statements provided in Amendment No.1.

    6. Excel's Current Report on Form 8-K, dated August 17, 1999 and filed August 26, 1999 announcing the acquisition of Excel by Lucent Technologies, Inc.

    7. The "Description of Registrant's Securities to be Registered" contained in Excel's registration statement filed on Form 8-A, filed on October 23, 1997.

    You may request a copy of all of the information incorporated by reference herein, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

       Excel Switching Corporation
       255 Independence Drive
       Hyannis, MA 02601
       (508) 862-3000

    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

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